Exhibit 10.3
FIRST AMENDMENT TO SUBLEASE
     THIS FIRST AMENDMENT TO SUBLEASE is made and entered into as of this 26th day of March, 2010, by and between U.S. BANCORP, a Delaware corporation (“Landlord”), and PIPER JAFFRAY & CO., a Delaware corporation formerly known as U.S. Bancorp Piper Jaffray Inc. (“Tenant”).
RECITALS
     A.     Landlord, as sublandlord, and Tenant, as subtenant, are parties to that certain Sublease Agreement dated September 18, 2003 (the “Sublease”), relating to certain subleased premises situated in the building commonly known as U.S. Bancorp Center in the City of Minneapolis, Hennepin County, Minnesota.
     B.     The Prime Lease (as defined in the Sublease) provides certain space reduction options in favor of Landlord, as the tenant thereunder. Pursuant to Section 3.4 of the Sublease, Landlord and Tenant allocated between Landlord and Tenant the space eligible for reduction pursuant to such space reduction options.
     C.     Tenant has notified Landlord that Tenant desires to exercise reduction rights for space in excess of that so allocated to Tenant pursuant to Section 3.4 of the Sublease. Landlord has agreed to allow Tenant to exercise reduction rights for such excess space upon and subject to the terms and conditions of this Amendment.
     D.     Landlord and Tenant now desire to amend the Sublease in connection therewith as set forth below.
     Accordingly, Landlord and Tenant hereby agree as follows:

B-1

     1.     Defined Terms. Defined terms used in this Amendment which are not defined herein shall have the meanings respectively given them in the Sublease.
     2.     Reduction of Subleased Premises. Effective as of the Reduction Date (defined below), Tenant shall surrender to Landlord approximately 79,822 square feet of Rentable Area, consisting of all of the Rentable Area on Floor 7 of the Building (consisting of approximately 40,041 square feet of Rentable Area) and all of the Rentable Area on Floor 13 of the Building (consisting of approximately 39,781 square feet of Rentable Area) (collectively, the “Reduction Space”). Tenant shall surrender the Reduction Space to Landlord on or before the Reduction Date in the condition required pursuant to Section 3.4 of the Sublease. As used in this Lease, the “Reduction Date” shall mean the date that the Reduction Space is no included as a part of the Prime Lease Premises as a result of the Landlord’s exercise of the applicable Reduction Option pursuant to Section 10 of the Prime Lease. Within ten (10) after receipt of the payment described in Paragraph 4 below, Landlord shall effectively exercise the applicable Reduction Option with respect to the Reduction Space so as to cause the same to be no longer included as a part of the Prime Lease Premises (or the Subleased Premises) as of the earliest date permitted therefor under the Prime Lease (i.e., June 1, 2011). Prior to the Reduction Date, Tenant shall pay directly to Prime Landlord any amounts payable pursuant to Section 10.4 of the Prime Lease with respect to the Reduction Space.
     3.     Subleased Premises. From and after the Reduction Date, (a) the Subleased Premises shall exclude the Reduction Space, and (b) Exhibit B to the Sublease shall be deleted and replaced with First Amended Exhibit B attached hereto. Landlord and Tenant acknowledge and agree that, subject to the further terms and conditions of the Sublease, as of the Reduction Date (a) the Subleased Premises shall consist of approximately 239,762 square feet of Rentable

Area located on the 6th Floor and Floors 8 through 12 of the Building as depicted on First Amended Exhibit B attached hereto, and (b) Subtenant’s Proportionate Share shall be thirty-seven and 9/10 percent (37.9%).
     4.     Additional Consideration. Within ten (10) days after the mutual execution and delivery of this Amendment, Tenant shall pay to Landlord the amount of Three Hundred Thirty-Five Thousand Nine Hundred Fifty-Nine and 56/100 Dollars ($335,959.56) as additional consideration for the reduction of the area of the Subleased Premises provided in the Amendment.
     5.     Waiver of Additional Rights. Except as otherwise provided in this Amendment, Landlord and Tenant hereby waive any and all further rights and obligations under Section 3.4 of the Sublease. Further, Landlord and Tenant agree that Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.7 of the Sublease are of no further force or effect. Without limiting the generality of the foregoing provisions of this Paragraph 5, Tenant acknowledges and agrees that it has no further right to reduce or expand the area of the Subleased Premises pursuant to Section 3 of the Sublease.
     6.     Microwave Dishes, Satellite Dishes and Antennas. Section 19 of the Sublease is hereby amended by providing that for the remainder of the Sublease Term Tenant’s allocation of rooftop space available to Landlord pursuant to Article 39 of the Prime Lease shall be the rooftop space utilized by Tenant as of the date of this Amendment.
     7.     Parking. The first sentence of Section 27 of the Sublease is hereby amended to provide that from and after the Reduction Date, Tenant shall be allocated one hundred eighteen (118) parking spaces in the Parking Garage provided under Article 11 of the Prime Lease. Landlord and Tenant acknowledge and agree that, as of the Reduction Date, the number of

Allocated Spaces allocated to Tenant pursuant to Section 27 of the Sublease shall be one hundred eighteen (118).
     8.     Application of Sublease Terms. Except to the extent inconsistent with this Amendment and except to the extent that the specific terms of this Amendment specifically address a topic, the terms and conditions of the Sublease shall apply to the Sublease and the Subleased Premises as amended by this Amendment. This Amendment shall be binding upon and inure to the benefit of Landlord, Tenant and their respective successors and assigns.
     9.     Reaffirmation of Sublease. Except as specifically amended herein, the terms and conditions of the Sublease remain unchanged and in full force and effect.
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     Landlord and Tenant have executed this Amendment as of the day and year first above written.
U.S. BANCORP
By: /s/ David K. Wright
       Its: Vice President
By: /s/Jeffrey W. Shea
Its: Vice President
       (LANDLORD)
PIPER JAFFRAY & CO.
By: /s/ Dean Nelson
       Its: Managing Director
       (TENANT)